SALES AGREEMENT

EXHIBIT 10.18

SALES AGREEMENT dated as of April 25, 2006 between Global Matrechs, Inc., a Delaware corporation ("GMTH"), having offices at 90 Grove Street, Ste. 201, Ridgefield, CT 06887 and **NUCON, Inc.**, a Nevada corporation, having offices at 119526 Moscow, Leninskij prospect d. 146 ZDT, Office 332, Russia ("NU").

WHEREAS, GMTH owns and/or controls worldwide exclusive proprietary rights to manufacture, market, sell and distribute NuCap™ (the "Product"), an advanced silicone geo-polymer composite that has been developed and successfully tested for the encapsulation and reliable long term storage of the nuclear/hazardous wastes and which is specifically effective in encapsulation and immobilization of the radioactive contaminants; and

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

WHEREAS, GMTH while retaining full ownership of the Product has contracted Dow Corning Corporation of Midland, MI, USA to establish manufacturing of the Product and such manufacturing process has been established at Dow Corning Corporation facilities on a commercial volume basis and

WHEREAS Dow Corning has committed certain production capacity to manufacture the Product under the "Manufacturing Agreement" and,

WHEREAS NU has partnership with the leading Russian organizations and/or contractors directly involved in the nuclear waste clean up of the Chernobyl Shelter project that is being funded by European Bank Reconstruction and Development (EBRD) and,

WHEREAS, NU has already performed significant marketing works directly or through its associations and has established a need for the Product for the use in the nuclear waste and other industries and WHEREAS, NU has requested to purchase from GMTH, and GMTH has agreed to sell to NU the Product, in each case subject to and on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1. Definitions. Unless otherwise defined in this Agreement, all capitalized terms are used herein as defined in this Section 1 (the singular including the plural and vice versa):

"Acceptable Quality" means, with respect to the Product, a product of not less than the technical specifications listed on Exhibit A. GMTH will guarantee the product quality of BCP as based on the specs that are part of GMTH's manufacturing Agreement with Dow Corning; however this will not apply to any NU modified formulations of Paste

A/NuCap™ modification. GMTH will supply applications depending on NU's needs regarding BCP or Paste A. NU will purchase on the local market Part B which is OS-2000, which is manufactured by Honeywell and Part C which is Boric Acid.

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.

"Business Day" means any day on which commercial banks are not generally required or authorized to close in New York, New York.

"Customer" means any Person.

"Dollars" and "$" mean lawful money of the United States of America.

"Drum" means a standard US 55 GA (*or 210 liters*) standard drum

"Paste A" is an essential ~~part of~~ the NuCap and consists of Block Co-Polymer ("BCP") and a filler as provided in the MSDS for Paste A.

"NU Customer" means any Customer originated by NU.

"Modification" means a substantial change made on request of NU to the formulation of Paste A such as use of different filler. Reduced/increased percentage of the basic filler is not a substantial change. BCP is not to be subject to Modification at all.

"GMTH Customer" means any Customer originated by GMTH.

"Person" means any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, joint stock company, trust or unincorporated organization.

"Parties" mean NuCon, Inc. and Global Matrechs, Inc.

"Product" means either Paste A of NuCap™, or Block Co-polymer of NuCap™, or a full kit that combines the above with other relevant components.

"Prime Rate" means, for any day, the prime commercial lending rate of JP Morgan Chase, or any successor thereto, as in effect for such day.

"Territory" means geographical areas where NU is granted by this Agreement exclusive rights to re-sell the Product in the FSU (Former Soviet Union) markets and non-exclusive rights to re-sell the Product to the European Community, China and India. GMTH will refer any and all inquiries regarding NuCap™ from the FSU markets directly to NU as long as NU fulfills its requirements. NU will be the only agent for selling the Product in the FSU Territory.

"U.S." means the United States of America.

Section 2. Arrangements and Mutual Responsibilities.

Section 2.01. Promotional Services. GMTH hereby engages NU to provide to GMTH, and NU covenants and agrees to provide to GMTH, at NU's sole cost and expense except as otherwise expressly provided in this Agreement, the following services relating to the Product (collectively, the "Services") during the term of this Agreement:

Section 2.02. Rights to Sell. GMTH hereby grants NU rights to market and sell the Product to NU's clientele on the Territory at NU's sole cost and expense.

Section 2.03 Obligations of the Parties. GMTH and NU both acknowledge that the Product is normally manufactured by Dow Corning *on demand* and may or may not exist in sufficient quantity in stock at the time of order. NU hereby agrees and acknowledges that its obligation to provide Services under Section 2.01 of this Agreement is independent of its obligation to purchase Product under Section 3.01 hereof, and GMTH hereby agrees to provide such Services notwithstanding whether the Product is available in sufficient quantities to service the NU Customers.

Therefore NU agrees to provide GMTH with the Product supply schedule for each order on at least ten (10) week's lead-time basis that will have to be concurred with Dow Corning before accepting orders.

GMTH hereby agrees and acknowledges to provide NU with the quantities of the Product in accordance with this schedule.

Furthermore, NU realizes that currently the Product is made in quantities to satisfy GMTH marketing needs which include the initial needs of NU. NU will make its best effort to purchase an average of no less then one (1) Drum per month up to a total of twenty (20) Drums per month.

Section 2.04 Increased capacity

If NU demonstrates and forecasts a constant strong demand for the Product the production can be increased to satisfy the growing needs of NU. However if NU will be willing to invest in additional production capacity, arrangements can be made to dedicate this production capacity totally to the needs of NU.

NU will provide Global/Dow Corning with the schedule of estimated quantities of the NuCap™ delivery as soon as practically possible and that will include both short and long range needs for the Product. The schedule will be accepted and concurred by the manufacturer of NuCap™ - Dow Corning Corporation of USA.

Section 2.05 Amendment of Product and Specifications. NU acknowledges that the Paste A of the Product is supplied in its basic form suitable to the majority of uses. However, if NU will have a need for a unique form of Paste A that is currently not in production, NU will have to cover the costs associated with such modifications in the amount of $25,000.00 per each Modification.

Section 2.06 Non-circumvention /Client relations protection.

Nucon and Global also agree to no-competition non-circumvention arrangements. Neither Party to this agreement shall approach directly or indirectly the clients of another Party nor shall it accept direct offers from that client. To avoid unintentional conflicts that might lead to doing business with the same client both Parties agree to notify each other on confidential basis of the projects either in progress or in negotiations. It is the responsibility of each Party to promptly notify the other Party of inception of the project.

Section 2.07 Export of the Product from US.

NU will be the buyer of the Product for NU's clients that will be shipped to the destinations outside of the USA by Dow Corning as designated by NU. NU will have to disclose all needed details of such shipments and fill out the US Customs Forms as required by the law and regulations of the US such as U.S. Department of Commerce Bureau of Industry and Security BIS Form 711 Statement by Ultimate Consignee and Purchaser and other forms as applicable.

Section 3. Sale and Purchase of Products.

Section 3.01. Sale and Purchase. (a) During the term of this Agreement, GMTH shall deliver and sell to NU, and NU shall receive and purchase from GMTH, such quantities of the Product as may be ordered by NU in accordance to the schedule on the terms set forth herein. GMTH can provide BCP which is the basic building block of the matrix and GMTH agrees that NU can blend it with fillers as NU may deem appropriate without GMTH permission. We will only guarantee the properties of the BCP, not the final product once the BCP has changed. We agree that this new formulation will be the exclusive property of NU as long as GMTH supplies the BCP.

Section 3.02 Price, Payments and Delivery of the Product.

Starting three months after this Agreement begins NU will purchase the Product at the same rate as it is sold to the USA Department of Energy nuclear sites, provided, however, that if NU shall have failed to purchase at least twelve (12) drums of the Product in any 12 month calendar period for which this Agreement remains in effect, GMTH may terminate this Agreement on thirty (30) business days written notice to NU. NU will acquire the Product only from GMTH and from no other sources. Currently the price range for the said projects is established in Drum prices only at $ 29.00./kg for Paste A and $31.25./kg for BCP. Also GMTH shall have the right to increase the unit price upon not less than thirty (30) days written notice

Any order by NU shall be placed by purchase order to GMTH and paid in two installments with one half paid upon placing the order and one half paid at the time of shipment of the Product from the manufacturing. The Price does not include shipment costs or certification/import/customs or any other costs associated with entry of the Product at the country of destination.

GMTH shall cause the Product that is the subject of any purchase order accepted to be shipped as promptly as possible. GMTH shall not be liable for, delays in shipment, failure by third parties to deliver the Product, or cancellation of orders due to strikes, fires, elements, forces of nature, force majeure, or other causes beyond GMTH's control

Section 3.03 Delivery.

The Product shall be shipped from the manufacturing facility to the destination as specified by NU. GMTH shall in no event have any liabilities or obligations in connection with the delivery of Product. The Product will be shipped *Ex-works*.

Section 3.04 Exclusivity

Upon demonstrating mutual success NU will have rights to convert this agreement into exclusive rights to re-sell the Product in the Territories of the European Community, China and India. These rights will be granted upon reaching and maintaining two (2) consecutive years purchases of Product of at least two-hundred fifty (250) metric tons/per annum.

If NU fails to pay the second installment (the balance of the total price) by the due date therefor, interest shall accrue on the unpaid amount thereof for each day from the due date therefor to the date of payment in full thereof at a rate per annum equal to the Prime Rate plus nine (9%) percent interest. Acceptance of payments due under this Agreement or any purchase order shall not prevent GMTH, at any later date, from disputing the amount owed and GMTH's acceptance of any payment shall not constitute a waiver of any breach by NU of any term or provision of this Agreement if any such breach shall have occurred and shall not prejudice GMTH's right to verify and collect any amounts due hereunder.

Section 3.05 Insurance.

NU hereby covenants and agrees to obtain and keep in effect "all risk" physical damage insurance covering all Product purchased by NU in such amounts and with such terms and conditions as are usual and customary in the industry. GMTH will maintain product liability insurance on the product as long as the product is not changed.

Section 3.06 Title and Risk.

Title to and risk of loss or damage to Products sold by GMTH and purchased by NU under this Agreement shall pass from GMTH to NU upon delivery and loading of the Products onto trucks at the applicable manufacturing facility loading dock.

Section 3.07 Warranty.

GMTH hereby warrants to NU that all Products sold hereunder shall meet the quality specifications set forth opposite the reference to the Product in Exhibit A hereto and that the Products delivered to NU shall, upon delivery and transfer of title to NU, be free of any encumbrances on title.

NO OTHER CONDITION, WARRANTY OR REPRESENTATION OF ANY KIND, WHETHER EXPRESS OR IMPLIED, IN FACT OR BY LAW, WHETHER OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE OR OTHERWISE, SHALL SUBSIST HEREUNDER OR HAS OR IS MADE BY GMTH. NOTWITHSTANDING ANY PROVISION OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN ANY U.S. STATE (THE "UCC") TO THE CONTRARY, IN NO EVENT SHALL GMTH BE LIABLE TO NU OR OTHERWISE FOR LOSS OF PROFITS OR DAMAGES ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THE SALE OF PRODUCTS HEREUNDER.

Section 4. Term.

(a) This Agreement shall become effective upon its execution and delivery by each party hereto and shall remain effective for an initial term of two (2) years unless otherwise terminated in accordance with this Section 4. Upon expiration of the initial term, this Agreement shall automatically renew for successive 3 year periods unless either party hereto elects to terminate this Agreement upon the expiration of the initial term, or any renewal term, by providing not less than 30 days written notice of such election to the other party hereto. However all the obligations that existed prior to the termination notice issued shall be kept.

(b) GMTH may terminate this Agreement and its obligations hereunder at any time by written notice to NU upon the occurrence of any of the following events (provided that, upon the occurrence of any event referred to in clause (iv) below, no such written notice shall be required and termination of this Agreement shall be immediate and automatic):

(i) NU fails to pay any invoice by the date 30 days following the due date therefor; or

(ii) NU fails to comply with the US Customs Export regulations. NU fails to perform or provide any of the Services to the reasonable satisfaction of GMTH and such failure continues for a period not less than 15 days following written notice by GMTH to NU of such failure; or

(iii) NU fails to perform, keep or observe any of its other covenants, agreements or obligations under this Agreement and such failure continues for a period not less than 30 days following written notice by GMTH to NU of such failure or any of NU's representations or warranties hereunder are determined to be false or misleading in any material respect; or

(iv) any proceeding in bankruptcy, or any similar statutory or non-statutory proceeding, is commenced by or against NU or for the liquidation or reorganization of NU, or NU becomes insolvent, makes an assignment for the benefit of its creditors or has a receiver or trustee appointed for its assets.

(c) NU may terminate this Agreement and its obligations hereunder at any time by written notice to GMTH upon the occurrence of any of the following events (provided that, upon the occurrence of any event referred to in clause (i) below, no such written notice shall be required and termination of this Agreement shall be immediate and automatic):

(i) GMTH fails to perform, keep or observe any of its other covenants, agreements or obligations under this Agreement and such failure continues for a period not less than 30 days following written notice by NU to GMTH of such failure; or

(ii) Upon termination of this Agreement by GMTH or NU in accordance with this Section 4, NU shall remain obligated hereunder to purchase, and remit payment for all invoices rendered by GMTH in respect of, any and all

Products delivered on or prior to the date of effectiveness of such termination.

Section 5. Representations and Covenants.

Section 5.01. GMTH Representations.

(a) GMTH is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, with all requisite limited liability company power to enter into this Agreement and to perform its obligations hereunder.

(b) GMTH has taken all requisite limited liability company action to authorize the execution, delivery and performance of this Agreement by it. This Agreement has been duly executed and delivered by GMTH and, assuming that NU has duly authorized the execution and delivery of this Agreement, this Agreement constitutes the legal, valid and binding obligation of GMTH, enforceable against it in accordance with its terms.

(c) GMTH shall comply with all applicable laws, rules and regulations applicable to the sale and distribution of the Product in each jurisdiction in which the Product is sold and/or distributed.

Section 5.02 Product Design. GMTH shall be solely responsible for the design, development, supply, production, and performance of the Product. NU agrees to provide technical services in its possession to assist in the use of the Product.

Section 5.03 NU Representations.

(a) NU is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada, with all requisite limited liability company power to enter into this Agreement and to perform its obligations hereunder.

(b) NU has taken all requisite limited liability company action to authorize the execution, delivery and performance of this Agreement by it. This Agreement has been duly executed and delivered by NU and, assuming that GMTH has duly authorized the execution and delivery of this Agreement, this Agreement constitutes the legal, valid and binding obligation of NU, enforceable against it in accordance with its terms.

(c) NU shall comply with all applicable laws, rules and regulations applicable to the sale and distribution of the Product in each jurisdiction in which the Product is sold and/or distributed.

Section 6. Mark, Expenses and Indemnification

Section 6.01 Trademarks and Reverse Engineering.

(a) NU shall be permitted use of GMTH's trademark "NuCap" (the "Mark") for

use in connection with NU's sale of the Product, all without further cost to NU. All uses of the Mark by NU in the performance of the Services and/or the sale of the Product and/or otherwise hereunder shall inure to GMTH's benefit. NU acknowledges that GMTH is the exclusive owner of its licenses, patents and trademarks, and of any trademark incorporating all or any part of its Mark, and any and all trademark and other intellectual property rights created by such uses. Without limiting the foregoing, NU hereby assigns to GMTH all rights in, and to, GMTH's trademarks, and any trademarks and other intellectual property incorporating all or any part of GMTH's trademarks, and all trademark and intellectual property rights created by such uses, together with all goodwill attaching to that part of the business in connection with which such trademarks or intellectual property rights are used. NU shall not be permitted to use the Mark on any stationery or business card of GMTH and/or as part of the name of NU and/or as a D/B/A without the prior written consent of GMTH.

(b) NU shall neither acquire nor assert ownership or any other property or proprietary rights in GMTH's trademarks or GMTH's names or in any derivation, adaptation or variation thereof. Without limiting the foregoing, NU hereby assigns to GMTH all of NU's worldwide right, title and interest in, and to, GMTH's trademarks, and any trademark or property right consisting of or incorporating GMTH's trademarks, and any other derivations, adaptations, compilations or variations of GMTH's trademarks or such other trademarks or property or proprietary rights or of GMTH's name, heretofore or hereafter created by, or for, NU.

(c) Except with GMTH's written consent, NU shall not register, or attempt in any country to register, as a trademark, service mark, mark, copyright, design patent or industrial design, or business designation, GMTH's trademarks or any derivations, variations or adaptations thereof, or any word, symbol or design which is so similar thereto as to suggest association with or sponsorship by GMTH or any of GMTH's affiliates. In the event of a breach of any of the foregoing, NU agrees, at NU's expense and at GMTH's request, immediately to terminate the unauthorized registration activity and promptly to execute and deliver, or cause to be delivered, to GMTH such assignments and other documents as GMTH may require to transfer to GMTH all rights to the registrations, patents or applications involved.

(d) NU shall promptly notify GMTH in writing of any infringements, claims or actions by others in derogation of the Mark and shall provide GMTH with any and all reasonable assistance in GMTH's protection of the Mark.

(e) Upon the expiration or termination of this Agreement, all rights herein granted to NU shall revert to GMTH. Any unauthorized distribution of Products after the expiration or termination of this Agreement shall constitute, without limitation to any other claim, cause of action or right available to GMTH, trademark infringement and unfair competition.

(f) In no event shall NU alter or otherwise reverse engineer the Product and/or any portion thereof.

Section 6.02 Indemnification by NU.

NU shall indemnify and hold GMTH harmless from and against any and all liabilities, demands, damages, expenses, losses, debts, judgment, fines, penalties, violations, causes of action, actions and claims (including, without limitation, attorney's fees, court costs and disbursements suffered or paid, directly or indirectly, by GMTH in any action or proceeding) between GMTH and NU and/or GMTH and any third party, or otherwise arising from or relating, to or in connection with (i) NU's breach of its material representations, warranties, covenants, obligations and/or undertakings hereunder and/or (ii) any other material act on the part of or to any material act or material omission by NU. The provisions of this Section 6.02 shall survive the termination or expiration of this Agreement for a period of two (2) years.

Section 7. Miscellaneous.

Section 7.01 Confidentiality.

NU covenants that it shall not, during and following the term of this Agreement, directly or indirectly divulge to anyone any names or other details of Customers, nor shall NU furnish to anyone any information as to the methods employed in GMTH's businesses. NU covenants that it shall not, during and following the term of this Agreement, directly or indirectly divulge to anyone any methods employed by GMTH in the development and/or marketing of the Product.

Section 7.02 Assignment.

NU shall not assign its rights or obligations hereunder without the prior written consent of GMTH. No assignment shall relieve NU of its obligations to purchase Products from, GMTH.

Section 7.03 Sub-Brokers.

NU may retain other parties as sub-brokers or agents of NU for purposes of selling the Product and providing Services as set forth above, provided that NU shall remain fully liable and responsible to GMTH for all obligations and liabilities of NU contained in this Agreement.

Section 7.04 Entire Agreement.

This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof.

Section 7.05 Binding Effect.

All terms of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

Section 7.06 Severability.

If any provision of this Agreement is held invalid or unenforceable, it shall be modified rather than voided, if possible, to give effect to the intentions of the parties hereto to the greatest extent possible.

Section 7.07 Amendments.

This Agreement may be modified or amended solely by an instrument in writing signed by the parties hereto.

Section 7.08 Disputes; Choice of Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws provisions. The parties in any action or proceeding hereby irrevocably consent to (i) the jurisdiction of the courts of the State of New York, with venue to lie in the City and County of New York, and (ii) service of process upon each of the parties hereto by the method prescribed for the giving of notice pursuant to Section 7.09 below. In addition to all other remedies afforded to it, a prevailing party shall pay to a non-prevailing party all of the prevailing party's reasonable costs and expenses, including reasonable legal fees, incurred in connection with such party's enforcement of this Agreement. Each party hereby waives a trial by jury in any action, proceeding or counterclaim brought by either of them against the other in respect of any matter arising out or in connection with the matters contemplated hereby.

Section 7.09 Notices.

Any notice required or permitted to be given hereunder shall be in writing and shall be sent by U.S. registered or by certified mail, postage prepaid, return receipt requested, or by facsimile with a confirmation copy delivered by regular mail, to the address set forth on the signature pages hereof or to such other Person or Persons at said address or addresses as may be designated by written notice hereunder. Notices shall be deemed to be given three (3) business days after mailing in a U.S. post office or branch post office or on the date facsimile transmission is effected, as the case may be. Notices required or permitted to be given hereunder may be given by a party's attorneys.

Section 7.10 General.

NU warrants and represents that: (i) by entering into this Agreement and agreeing to be bound by the terms and conditions set forth herein, NU has obtained independent legal counsel to review this Agreement and all legal documents executed by it in connection herewith, or has knowingly waived such representation, and that it has not relied upon any representation (legal or otherwise), statement or advice offered by GMTH or its legal counsel; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation hereof; and (iii) the terms and provisions hereof shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation hereof.

Section 7.11 Counterparts/Facsimile.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall constitute but one and the same instrument. All counterparts shall be construed together and shall constitute one agreement. Photostatic or facsimile signatures of the original signatures of this Agreement, and photostatic or facsimile copies of this Agreement fully executed, shall be deemed originals for all purposes, and the parties hereto and/or beneficiaries hereof waive the "best evidence" rule or any similar law or rule in any proceeding in which this Agreement shall be presented as evidence or for enforcement.

Section 7.12 Waiver.

No waiver of any of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, whether of similar or different nature, unless expressly so stated in writing.

Section 7.13 Stricken Words or Phrases.

If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated had never appeared in this Agreement.

Section 7.14 Independent Contractor Status.

Each party and its employees, agents or representatives are independent contractors in relation to the other party with respect to all matters arising under this Agreement. Nothing herein shall be deemed to establish a partnership, joint venture, association or employment relationship between the parties. Each party shall remain responsible, and shall indemnify and hold harmless the other party, for the withholding and payment of all federal, state and local personal income, wage, earnings, occupation, social security, worker's compensation, unemployment, sickness and disability insurance taxes, payroll levies or employee benefit requirements (under ERISA, state law or otherwise) now existing or hereafter enacted and attributable to themselves and their respective people.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

Global Matrechs, Inc.

By [signature] President
Name: Michael Sheppard
Title: President

Address for Notices:

90 Grove Street, Ste. 201
Ridgefield, CT 06877

NUCON, Inc.

By [signature]
Name: J. Holt Smith
Title: President

Address for Notices:

119526 Moscow, Leninskij prospect d. 146 ZDT,
Office 332, Russia

EXHIBIT A

Product NuCap™

Specifications:
MSDS Paste A
MSDS BCP
Tech Specs for Paste A and BCP
U.S. Department of Commerce Bureau of Industry and Security BIS Form 711